Exhibit 5.1

345 Park Avenue New York, NY 10154	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4000

March 1, 2024

SharpLink Gaming, Inc.

333 Washington Avenue North, Suite 104

Minneapolis, Minnesota 55401

Ladies and Gentlemen:

We have acted as counsel to SharpLink Gaming, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the post-effective amendment No. 1 to the Company’s registration statements on Form S-8 (No. 333-260190) and (No. 333-268631) (the “Registration Statements”), to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder. The Registration Statements relate to the registration under the Act of up to 591,730 shares of common stock, par value $0.0001 per share (the “Shares”) of the Company, issuable pursuant to the following plans (the “Plans”, and each a “Plan”):

(i)	2020 SharpLink, Inc. Stock Incentive Plan; and

(ii)	SharpLink Gaming Ltd. 2021 Equity Incentive Plan.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing it is our opinion that the Shares, when issued and delivered pursuant to and in accordance with the terms of the Plans and the awards granted under the Plans, will be validly issued, fully paid and non-assessable.

We are furnishing this opinion in connection with the filing of the Registration Statements, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the reference made to our firm in the Registration Statements and to the filing of this opinion as an exhibit to the Registration Statements. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP

Los Angeles    New York    Chicago    Nashville    Washington, DC    San Francisco    Beijing    Hong Kong    www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.